PROPERTY OPTION AGREEMENT


THIS AGREEMENT made and entered into as of the fifth day of February, 2004.

BETWEEN:

                  CHINA NETTV HOLDINGS INC., a company with offices at 916 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2

                  (herein called the "Optionor")

                                                        OF THE FIRST PART

AND:

                  HUNTER DICKINSON INC., a company with offices at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

                  (herein called the "Optionee")

                                                        OF THE SECOND PART


WHEREAS:

A. The Optionor has represented that through Honglu Investment Holdings Inc., its wholly owned subsidiary, it is the sole legal and beneficial owner of 100% of the Property Rights as defined herein in respect of the mineral property located in Tibet, China known as the Xietongmen Gold-Copper Property as more particularly described in Schedule "A" attached hereto (the "Property"); and

B The Optionor wishes to grant to the Optionee an exclusive Option to acquire an aggregate 50% of the Property Rights in respect of the Property and a Further Option to acquire up to a further 10% of the Property Rights, for an aggregate 60% of such Property Rights on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto do hereby mutually covenant and agree as follows:

1.                Definitions

1.1 The following words, phrases and expressions shall have the following meanings:

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         (a) "Acceptance Date" means the date that notice that this Agreement has been accepted for filing by the TSX Venture Exchange is received by the Optionee;

         (b) "After Acquired Properties" means any and all mineral properties in respect of which mineral rights and interests staked, located, granted, optioned or otherwise acquired, directly or indirectly by or on behalf of either of the Parties hereto or affiliate, associate or any corporation having common management with either of the Parties hereto including any assignee pursuant to ss.8 hereof, within ten (10) kilometers of the perimeter of the Property.

         (c) "Completion Date" refers to the date which is the last day of the twenty four (24) months period following the Effective Date;

         (d) "Effective Date" refers to the date on which the Optionee makes the payment contemplated by ss.2.1(a)(i) hereof;

         (e) "Exchange" means the TSX Venture Exchange;

         (f) "Expenditures" and "Further Expenditures" refers to all direct or indirect expenses (net of government incentives and net of payments to the Optionor pursuant to ss.2 hereof) of or incidental to Exploration Programs to be incurred by the Optionee together with any non-refundable deposits, bonds or other payments to third parties as are posted in connection with any Work Program and/or Further Work Program, excluding any refunds. All such expenses will be computed into the Expenditures and/or Further Expenditures as the case may be, if certified by the Controller or other financial officer of the Optionee as project operator;

         (g)      "Exploration Programs" means:

                  (i) every kind of work done on or with respect to the exploration of the Property by or under the direction of the Optionee during the Option Period or pursuant to a Work Program; and

                  (ii) without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, environmental, permitting, investigating, drilling, designing, examining equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals for exploration purposes, in surveying with a view to bringing any mineral claims to lease or patent, in doing all other work usually considered to be prospecting, exploration, development, a feasibility study, save and except mining work and the commercial production of Mineral Products;

         (h) "Force Majeure" means an event beyond the reasonable control of the Parties which prevents or delays a Party or both Parties from conducting the activities contemplated by this Agreement other than the making of payments by the Optionee referred to as Acquisition Costs in ss.2 herein. Such events shall include but not be limited to acts of

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         God, war, insurrection, labour strife, action or inaction of governmental agencies, inability to secure adequate (by way of condition or numbers) equipment or work force for the conduct of a Work Program, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents and inclement weather conditions outside of the normal weather for the region. Any such failure on the part of such party to so perform shall not be deemed to be a breach of this Agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this Agreement shall be extended by the total period of all such delays. In order that the provisions of this definition may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist;

         (i) "Further Option" means the option to be granted by the Optionor to the Optionee to acquire up to a further 10% of the Property Rights in respect of the Property and corresponding interest in the Joint Venture, for an aggregate 60% interest as more particularly set forth in ss.3;

         (j) "Joint Venture" means the joint venture to be formed between the Optionor and the Optionee in respect of the Property upon exercise of the Option;

         (k) "Joint Venture Agreement" means the joint venture agreement to be entered into between the Optionor and the Optionee as provided for in ss.2.2 andss.3.2 hereof;

         (l) "Mineral Products" means the commercial end products derived from operating the Property as a mine;

         (m) "Option" means the option granted by the Optionor to the Optionee to acquire an undivided 50% of the Property Rights in respect of the Property as more particularly set forth in ss.2.1;

         (n) "Option Period" means the period from the date hereof to the date at which the Optionee has performed its obligations to acquire its 50% interest in the Property as set out in ss.2 hereof and has given notice of the exercise of the Option and, in circumstances where the Optionee elects to exercise the Further Option, shall include such period to the date on which the Optionee has either exercised the Further Option, waivers such Further Option or gives notice to the Optionor in writing that it does not intend to proceed with such exercise;

         (o) "Property" refers to the mineral property known as Xietongmen Gold-Copper Property located in Tibet, China as more specifically described in Schedule A attached hereto;

         (p) "Property Rights" refers to any and all rights, interests and privileges currently held and owned and/or hereafter acquired by the

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         Optionor directly or indirectly, by law or by contract, including, without limitation to, such rights, interests and privileges under or derived from the prospecting licenses and/or permits in respect of the Property;

         (q) "Work Program" means the business plan for the Exploration Programs to be carried out on the Property and completed by the Optionee on or before the Completion Date, said Work Program to be prepared by the Optionee in consultation with the Optionor and to contain in a written document setting out in reasonable detail:

                  (i) an outline of the Exploration Programs proposed to be undertaken and conducted on the Property, specifically stating the period of time during which the work contemplated by the proposed program is to be done and performed;

                  (ii) the estimated cost of such Exploration Programs including a proposed budget no less than $5,000,000 providing for estimated monthly cash requirements in advance and giving reasonable details; and

                  (iii) the identity and credentials of the person or persons undertaking the Exploration Programs so proposed if not the Optionee.

1.2               All references to monies ("$") hereunder shall be to U.S.
funds.

2.                Option

2.1 The Optionor hereby grants to the Optionee an exclusive option (the "Option") to acquire 50% of the undivided Property Rights in respect of the Property, exercisable as follows:

         (a) the Optionee making the following cash payments totaling $2,000,000 (the Acquisition Costs") to the Optionor:

                  (i) $500,000 on the Acceptance Date, or, in the circum-stances contemplated by ss.8.2 hereof, that date which is 90 days following the date of this Agreement; and

                  (ii) a further $250,000 every four (4) months thereafter until the full balance of the Acquisition Costs are paid in full;

         and

         (b) the Optionee incurring the Expenditures totaling $5,000,000 within twenty-four (24) months following the Effective Date; provided that a minimum of $3,000,000 is to be incurred within twelve (12) months following the Effective Date;

         For greater certainty, the total Expenditures shall be incurred in accordance with the Work Program. It is the understanding of the Parties that the Work Program shall include an estimated thirty (30) drill holes during the first twelve (12) months following the Effective Date.

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         (c)      the Optionee giving the Optionor notice in writing of the
         exercise of the Option;

provided that the Optionee shall not be entitled to exercise the Option at a time when it is in default hereunder.

2.2 Following the exercise of the Option by the Optionee, the Optionor and the Optionee will form a Joint Venture for the purpose of carrying out further exploration and development work on the Property and will use their commercially reasonable best efforts to negotiate and execute a Joint Venture Agreement, said Agreement to incorporate this Agreement and have standard Rocky Mountain Mineral Law Foundation terms and shall include, but not be limited to, the following provisions:

         (a) subject to ss.7.2 hereof, the interests of the Parties in the Joint Venture will be 50% as to the Optionee and 50% as to the Optionor and the prior expenditures incurred by the Parties shall be deemed to be $5,000,000 in respect of each of the Optionee and the Optionor;

         (b) the Optionee shall be the initial operator of the Joint Venture, reporting to the Management Committee to be established upon execution of the Joint Venture Agreement, supervised by the Management Committee and bound by such decisions as may be made by the Management Committee from time to time;

         (c) the Joint Venture will be overseen by the Management Committee, with the Parties to have voting rights on such Management Committee equal to their respective interest from time to time in the Joint Venture;

         (d) the interests of the parties in the Joint Venture will be subject to dilution for non-contribution on a straight line basis, provided that if the interests of the Optionor in the Joint Venture falls below 12.5% it shall revert to a 12.5% interest in the Net Profits (as defined in Schedule "B" hereto);

         (e) each Party will grant to the other a right of first refusal with respect to the sale of such Party's interest in the Joint Venture;

         (f) each Party will have the right to take in kind any Mineral Products; and

         (g) the parties will have fifteen (15) days following adoption of a Work Program to elect to participate therein and invoices rendered to participating parties in respect of any Work Program shall be payable within thirty (30) days.

3.                Further Option

3.1 In circumstances where the Optionee has exercised the Option as provided for herein and so elects in writing to the Optionor, and provided that the Optionee has completed the Work Program and incurred the Expenditures hereunder and is

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not otherwise in default under this Agreement, the Optionee shall have the
Further Option to acquire a further 10% interest in the Joint Venture and in the Property Rights by incurring Further Expenditures of $3,000,000, in addition to the Expenditures, within thirty-six (36) months of the Effective Date and, following the incurring of such Further Expenditures, by giving notice in writing to the Optionor of the exercise of the Further Option in circumstances where the Optionee is not in default hereunder. The Optionee intending to exercise the Further Option shall give written notice to the Optionor no later than sixty (60) days after the Completion Date. Failing such notice, the Optionee shall be considered to have waived the Further Option.

3.2 Notwithstanding the provisions of ss.2.2 hereof, in circumstances where the Optionee elects to exercise the Further Option as contemplated by ss.3.1 hereof, the operation of the Joint Venture Agreement will be held in abeyance until such time as the Optionee effectively exercises the Further Option as contemplated by ss.3.1 above or gives notice to the Optionor in writing that it does not intend to proceed with such exercise and, in circumstances where the Further Option is exercised, the parties shall proceed to amend the Joint Venture Agreement as follows:

         (a) the interest of the parties to the Joint Venture will be 60% as to the Optionee and 40% as to the Optionor; and

         (b) the prior expenditures incurred by the parties shall be deemed to be $8,000,000 in respect of the Optionee and $5,333,333 in respect of the Optionor.

4.                Power of Attorney Over use of Properties and Reclamation

4.1 Upon execution of this Agreement, the Optionor will deliver or cause to be delivered to the Optionee a duly executed power of attorney authorizing the Optionee to apply for land use/work/exploration and other operation permits necessary to carry out Work Programs on a timely basis on the Property. The Parties understand that application for and grant of such permits will be subject to the approval by Chinese authorities and in the event the application by the Optionee is unsuccessful, the Optionor agrees to seek and apply for the necessary approvals. Such actual expenses of the Optionor shall be governed by ss.6 hereof.

5.                Conduct of Expenditures

5.1 All Expenditures and/or Further Expenditures to be incurred shall be carried out by, or under the direction of, the Optionee and, where appropriate, the Optionee shall look to secure its goods, services and workers locally. The Optionee acknowledges that the Optionor possesses unique knowledge of the Property and of the logistics of carrying on mineral exploration in Tibet and the Optionee may, from time to time, seek to avail itself of the Optionor's assistance, which assistance the Optionor agrees will not be unreasonably withheld.

6.                Contribution by Optionor

Where prior to the formation of the Joint Venture the Optionor is requested by the Optionee to make contribution or incur expenses in respect of the Property, other than the obligations of the Optionor herein expressly provided, such expenses and contribution shall be reimbursed by the Optionee upon invoice by the Optionor which disbursement will be charged to the Expenditures and/or Further Expenditures.

7.                Transfer of Title

7.1 Upon the Optionee effecting the payment contemplated by ss.2.1(a)(i) hereof, the Optionor will deliver or cause to be delivered to the Optionee's solicitors a duly executed transfer of 50% of the Property Rights in respect of the Property in favour of the Optionee (the "Optionee Transfer") to be held in trust by said solicitors subject to the terms and conditions of this Agreement. The Optionee shall be entitled to record the Optionee Transfer with the appropriate government offices to effect transfer of legal title of the Property Rights into its own name upon the exercise of the Option by the Optionee.

7.2 Notwithstanding the above, it is acknowledged that the parties may elect to evidence their interests in the Property Rights in respect of the Property and in the Joint Venture through the shareholdings in a company (the "Joint Venture Company") which would hold the Property Rights in respect of the Property in which case the parties would take such steps as shall be necessary to transfer the Property Rights in respect of the Property to such Joint Venture Company, and in such instance it is contemplated that 50% of the shares of the Joint Venture Company would be transferred or issued into the name of the Optionee on the Effective Date, which shares would then be pledged as security for the obligations of the Optionee under ss.2.1, and in such instance the parties would use their commercially reasonable best efforts to negotiate and execute a shareholders agreement which would include, but not necessarily be limited to, the terms contemplated by ss.2.2.

8.                Assignment

8.1 No Party shall sell, transfer, assign, mortgage, pledge or otherwise encumber its interest in this Agreement or its right or interest in the Property without the consent of the other Party, such consent to be not unreasonably withheld, provided that any Party shall be permitted to assign this Agreement to an "affiliate" or "associate" as those terms are defined in The Company Act (British Columbia). It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

8.2 Notwithstanding the provisions of ss.8.1, it is acknowledged and agreed by the Parties that the Optionee may assign all of its right, title and interest in and to this Agreement to a public company listed and in good standing on the Exchange managed by the Hunter Dickinson group within 10 days of the date of the execution of this Agreement by the last of the parties to do so (the "Execution Date") provided that, in circumstances where this Agreement is not accepted for filing by the Exchange by that date which is ninety (90) days following the Execution Date the Optionee may elect to reconvey such interests back to itself. The Optionee shall promptly deliver notice of such assignment with full particulars.

9.                Termination

9.1 This Agreement shall forthwith terminate and the responsibility for the Property shall revert back to the Optionor in circumstances where:

         (a) the Optionee advises the Optionor in writing on or before that date which is thirty (30) days from the Execution Date that its due diligence review of the Property was, in the Optionee's sole opinion, not satisfactory;

         (b) the Optionee fails to make the payments for or carry out the Expenditures required in this Agreement on or before the dates set out herein other than in circumstances where the Optionee is prevented from carrying out any of the Expenditures contemplated herein prior to or on the dates set out therein due to Force Majeure; or

         (c) this Agreement is terminated in accordance with the provisions of ss.16 herein.

10.      Representations, Warranties and Covenants of the Optionor

10.1 The Optionor represents, warrants and covenants to and with the Optionee as follows:

         (a) the Optionor is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorpora-tion;

         (b) the Optionor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instru-ment referred to or contemplated by this Agreement;

         (c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

         (d) the execution and delivery of this Agreement and the agreements contemplated hereby by the Optionor will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

         (e) this Agreement constitutes a legal, valid and binding obligation of the Optionor;

         (f) the Property is accurately described in Schedule "A", is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances;

         (g) the Optionor through its wholly owned subsidiary is the sole legal and beneficial owner of the Property Rights and has the right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement;

         (h) no person, firm or corporation has any proprietary or possessory interest in the Property other than the Optionor and/or its wholly owned subsidiary, and no person, firm government or corporation is entitled to any royalty, rent or other payment on the Property Rights of the Optionor or its transfer to the Optionee hereunder;

         (i) upon request by the Optionee, the Optionor shall deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in its possession respecting the Property and a title opinion respecting the Property, in form satisfactory to the Optionee acting reasonably;

         (j) the Optionor shall assume sole responsibility and liability for any obligations outstanding as of the date hereof with respect to reclama-tion of the lands comprising the Property;

         (k) the Optionor has completed its stock for stock exchange agreement so as to acquire all of the issued and outstanding shares of Honglu Investment Holdings, Inc.;

         (l) the Optionor shall provide an initial draft of the Joint Venture Agreement for consideration by the parties hereto within forty-five
         (45) days of the date hereof; and

         (m) the Optionor has provided the Optionee with all scientific and technical data respecting the Property in its possession and such data is, to the best of the Optionor's knowledge, accurate and correct.

11.      Representations, Warranties and Covenants of the Optionee

11.1 The Optionee represents, warrants and covenants to and with the Optionor that:

         (a) the Optionee is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) the Optionee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

         (c) neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

         (d) the execution and delivery of this Agreement and the agreements contemplated hereby by the Optionee will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

         (e) this Agreement constitutes a legal, valid and binding obligation of the Optionee;

         (f) during the Option Period, the Optionee will keep the Property free and clear of all liens, charges and encumbrances, will obtain all necessary licenses and permits as shall be necessary, will carry out all Exploration Programs on the Property and will report to the Optionor on a quarterly basis as to the results of such Exploration Programs;

         (g) the Optionee will assume sole responsibility and liability for any obligations arising during the Option Period or as a result of the exploration activities of the Optionee during the Option Period with respect to reclamation of the property comprising the Property;

         (h) the Optionee will cause the filing with the Exchange of the necessary application for acceptance of this Agreement by the Exchange forthwith upon receipt of a title opinion in respect of the Property in form satisfactory to the Optionee, acting reasonably, and will use its commercially reasonable best efforts to secure such acceptance within forty-five (45) days following the date of this Agreement;

         (i) the Optionee shall keep the Property clear of liens and all other charges arising from its operations thereon;

         (j) the Optionee shall carry on all operations on the Property in a good and miner-like manner and in compliance with all applicable gov-ernmental regulations and restrictions;

         (k) the Optionee shall pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees levied with respect to the Property or the Optionee's operations thereon;

         (l) the Optionee shall, upon termination of this Agreement, leave the Property in a safe and environmentally acceptable condition in accordance with good miner-like practice and all applicable requirements of law, provided that the Optionee's obligations in this regard only apply to operations on the Property carried out by it;

         (m) the Optionee shall allow the Optionor and any duly authorized agent or representative of the Optionor to inspect the Property at all times and intervals; provided however that it is agreed and understood that the Optionor or any such agent or representative shall be at his own risk and the Optionee shall not be liable for any loss, damage or injury incurred by such persons arising from their inspection of the Property, except those caused by the gross negligence or willful misconduct of the Optionee, its agents, employees and directors;

         (n) the Optionee shall allow the Optionor access at all times to all maps, reports, assay results and other technical data prepared or obtained by the Optionee in connection with its operations on the Property;

         (o) the Optionee shall, during times when technical data are being produced, provide the Optionor with a quarterly summary progress report describing the work carried out by the Optionee on or with respect to the Property, and which shall include copies of all technical data generated, together with location maps, sampling plans and other information sufficient to enable the reader to interpret the said data; such quarterly reports shall be delivered to the Optionor within ten
         (10) days of the end of each calendar quarter;

         (p) the Optionee shall provide the Optionor on or before February 28 of each year with a comprehensive progress report, in writing, with respect to its operations on the Property during the preceding calendar year and shall provide the Optionor with copies of any and all documents filed by the Optionee with any governmental agency with respect to its operations on the Property; and

         (q) the Optionee will obtain and maintain or cause any contractor engaged by it hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance, and will forward to the Optionor the Optionee's or the Optionee's contractor's certificate of insurance showing the Optionor as named insured, and will give the Optionor advance written notice of any reduction or termination of coverage.

12.      Indemnity and Survival of Representations

12.1 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Optionee and each of the Parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

13.               Confidentiality

13.1 The Parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other Party.

14.               Notice

14.1 All notices, consents, demands and requests (the "Communication") required or permitted to be given under this Agreement shall be in writing and may be delivered personally or sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered.

15.               Further Assurances

15.1 Each of the Parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

16.               Regulatory Approval

16.1 The Optionor acknowledges that the Optionee may be required to seek acceptance from the Exchange to this Agreement and if as a condition of acceptance, the Exchange requires amendments to this Agreement, the Parties shall use their best efforts to negotiate an agreement satisfactory to the Exchange. In the event that acceptance of the Exchange is not obtained within ninety (90) days following the Execution Date, this Agreement shall, other than in the circumstances contemplated by ss.8.2 hereof, be automatically terminated. The Optionee shall have no access to the Property prior to the Acceptance Date other than to conduct its due diligence review and to confirm prior results from the Property.

17.               Entire Agreement

17.1 The Parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

18.               Proper Law and Arbitration

18.1 This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, subject to mandatory laws and regulations in force in China applicable to the Property and the Property Rights therein. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be settled through friendly consultations between the Parties following a ten (10) day cooling off period, failing which either Party may refer such disputes to arbitration and to have them finally resolved by a sole arbitrator under the rules of The Commercial Arbitration Act of British Columbia.

19.               Enurement

19.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20.               After Acquired Properties

20.1 The Parties covenant and agree, each with the other, that a Party with opportunity and intent to acquire any After Acquired Property or any interest therein, including, but not limited to, Property Rights, shall first offer the same opportunity with the condition of acquisition and interest in same (the "Offering Party") to the other (the "Non-Offering Party") for acquisition on the same term and inclusion as part of the "Property" and, if accepted by such Non-Offering Party, shall be subject to the terms and conditions of this Agreement. If the Non-Offering Party does not accept any particular After Acquired Property for acquisition, then thereafter the Offering Party shall be free to deal with such After Acquired Property without further obligation to the Non-Offering Party. Any costs incurred by a Party in staking, locating, recording, optioning or otherwise acquiring any "After Acquired Properties" will be deemed to be the acquisition costs for both Parties according to their respective interest ratio in the Joint Venture.

21.               Default

21.1 Notwithstanding anything in this Agreement to the contrary if any Party (a "Defaulting Party") is in default of any requirement or its obligations herein set forth the Party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected Party the Defaulting Party has failed to cure the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected Party shall be entitled to seek any remedy it may have on account of such default including, without limitation to damages including direct, indirect, consequential and incidental damages and termination of this Agreement.

22.               Option Only

22.1 This is an option only and except as herein specifically provided, nothing herein contained shall be construed as obligating either Party to do any acts or make any payments hereunder. Unless otherwise provided in this Agreement or the Joint Venture Agreement, any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionor or Optionee to do any further act or make any further payment or payments.

23.               Supersedes Previous Agreements

23.1 This Agreement constitutes the entire agreement between the Parties and supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof, save and except the Confidentiality Agreement in respect of the Property. To the extent of inconsistency, this Agreement shall be considered to have the effect of amending the Confidentiality Agreement concluded by the Parties on November 24, 2003.

24.               Headings

24.1 Any heading, caption or index hereto shall not be used in any way in construing or interpreting any provision hereof.

25.               Singular, Plural

25.1 Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

26.               Time of the Essence

26.1              Time is of the essence in this Agreement.

27.               Counterparts

27.1 This Agreement may be executed in counterpart and by facsimile transmission with the same effect as if both parties had originally signed the same document. All counterparts will be construed together and constitute one and the same agreement.



IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the dates detailed below.



CHINA NETTV HOLDINGS INC.

Per:
          ---------------------------------------------------
          Authorized Signatory


          ---------------------------------------------------
          Date of Execution



HUNTER DICKINSON INC.

Per:
          ---------------------------------------------------
          Authorized Signatory


          ---------------------------------------------------
          Date of Execution

                                  SCHEDULE "A"




                              Property Description

Xietongmen copper, gold polymetallic mine
Area: 12.9 km(2); 88(degree)23  45  88(degree)26  30  E & 29(degree)21
30  29(degree)24  00  N
Location: Rongma Village, Xietongmen County, Tibet. 350 km from Lhasa.

                                   SCHEDULE B

to a Property Option Agreement between Hunter Dickinson Inc. and China NetTV Holdings Inc. dated as of the fifth day of February, 2004.

NET PROFITS ROYALTY

1.                Interpretation

1.1               Where used herein:

         (a) "Agreement" means the above-referenced agreement, including any amendments thereto or renewals or extensions thereof;

         (b) "Commercial Production" means the operation of the Property or any part thereof as a mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first 15 consecutive days during which Mineral Products have been produced from the Property at an average rate not less than 70% of the initial rated capacity of the Facilities;

         (c) "Facilities" means all mines and plants including, without limitation, all pits, shafts, haulageways and other underground workings, and all buildings, plants and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in or on the Property and relating to the operation of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

         (d) "Holder" means the person or persons that are from time to time entitled to be paid a Royalty hereunder;

         (e) "Operating Costs" means, for any period after commencement of Commercial Production, all Costs, incurred or chargeable, directly or indirectly, by the Operator in connection with Operating Plans including, without duplication and without limiting the generality of the foregoing, the following:

                  (i) all Costs of or related to operating employee facilities, including housing;

                  (ii) all duties, charges, levies, royalties, taxes (excluding taxes levied on the income of the parties) and other payments imposed by any government or municipality or department or agency thereof upon or in connection with operating the Property as a mine;

                  (iii) all Costs of maintaining the Property in good standing, including any required vendor's or royalty payments;

                  (iv) all reasonable Costs of the Operator for providing technical, management and/or supervisory services;

                  (v) all reasonable Costs of consulting, legal, accounting, insurance and other services;

                  (vi) all exploration expenditures incurred after commencement of Commercial Production;

                  (vii) all capital costs of operating the Property as a mine including all Costs of construction, equipment and mine development and including maintenance, repairs and replacements, and any capital expenditures relating to an improvement, expansion, modernization or replacement of the Facilities;

                  (viii) a reasonable amount of funds set aside to cover reclamation Costs;

                  (ix) all Costs incurred or to be incurred relating to a temporary or permanent shut-down of the Facilities, including Costs to be incurred after any shut-down; and

                  (x) a management fee payable to the Operator in respect of its unallocable overhead and head office expenses equal to 3% of all Operating Costs other than those referred to in ss.(iv),
                  (viii) and (x) hereof;

         and, except where specific provision is made otherwise, all Operating Costs shall be determined in accordance with generally accepted accounting principles applied consistently from year to year, provided however that such costs shall not include any amount in respect of amortization of Expenditures or Production Program Costs, depletion or depreciation;

         (f) "Operating Plan" means a plan for an Operating Year including, inter alia, the following information:

                  (i) a written plan of the proposed mining operations for the Operating Year, including any plans for exploration or for expansion of the Facilities;

                  (ii) a detailed estimate of all Operating Costs plus a reasonable allowance for contingencies, on a monthly basis, including any proposed cash calls;

                  (iii) an estimate of the quantity and quality of the ore to be mined and of the quality of Mineral Products to be produced on a monthly basis; and

                  (iv) such other facts as may be reasonably necessary to present the results proposed to be achieved during the Operat-ing Year;

         (g) "Operating Year" means a calendar year or such other fiscal year as the management committee formed under the Joint Venture may approve. In the case of the first Operating Year, unless otherwise decided by such management committee, that Operating Year shall be the remainder of the current calendar or fiscal year, if the date Commercial Production commences occurs 2 months or more before the expiration of the year, or the period from the date Commercial Production commences to the end of the next succeeding calendar or fiscal year, if the date Commercial Production commences occurs on or after the date which is 2 months before the expiration of the year;

         (h) "Participant" means any party having an Interest and its successors and permitted assigns and Participants means collectively all parties having an Interest and their respective successors and permitted assigns;

         (i) "Prime Rate" means the per annum rate declared from time to time by the main branch in Vancouver, B.C., of Bank of Montreal as the rate of interest charged by it to its largest and most creditworthy commercial borrowers for demand Canadian dollar loans over $200,000;

         (j) "Production Program Costs" means all Costs spent or incurred directly or indirectly in connection with a Production Program in order to equip the Property or a part thereof for Commercial Production, including, without limitation:

                  (i) all monies expended to develop, construct or acquire the Facilities and other Assets, as contemplated in the Production Program;

                  (ii) working capital required for the initial four months of operation of the Property or part thereof as a mine or for such longer period as may be reasonably justified in the circumstances;

                  (iii) a contingency amount of not less than 10% and not more than 20% of total Production Program Costs;

                  (iv) a management fee payable to the Operator in respect of its unallocable overhead and head office expenses equal to 3% of all Production Program Costs other than those referred to in this ss.(iv); and

                  (v) monies set aside or lodged as security for environ-mental remediation and reclamation;

         (k) "Royalty" shall mean the percentage share of Net Profits pay-able pursuant to a Net Profits Royalty under the Agreement; and

         (l) all other defined terms used in this Schedule which are not defined herein have the meanings ascribed thereto in the Agreement provided that, any reference to "Property" shall be deemed to include a reference to "After Acquired Properties", both as defined in the Agreement.

1.2 All calculations and computations relating to the Royalty shall be carried out in accordance with generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of the Agreement and this Schedule.

2.                Net Profits

2.1 For the purposes of the Agreement, "Net Profits" shall mean that amount by which Revenues exceed Costs. If Costs exceed Revenues in any Operating Year, the excess Costs shall be carried forward into the next succeeding Operating Year.

2.2               For the purpose of computing Net Profits hereunder:

         (a) "Revenues" shall mean the total proceeds, calculated at the point of sale, derived from the sale of Mineral Products plus any miscellaneous proceeds (including, without limitation, all net amounts received from the sale of plant, machinery, equipment or other assets prior to the cessation of operations, any insurance proceeds not used for the replacement or repair of lost or damaged assets, compensation for expropriated properties, government grants and interest on Revenue earned from the date of receipt to the date of payment, but excluding interest earned on working capital) from the Property; and

         (b) "Costs" shall mean all expenditures, whether current or capital, incurred on or in connection with the Property and related to the exploration, development, and placing of the Property into Commercial Production, and all operating, mining, milling, smelting, refining, marketing and transportation costs, including, without limitation:

                  (i) taxes (other than income taxes), royalties (other than the Royalty) and other like charges necessary to maintain the Property in good standing or otherwise imposed, charged or levied upon the Property or any production therefrom;

                  (ii) interest on money borrowed for one or more of the above enumerated purposes by the Participants in existence at the time of a payment of the Royalty being made, at such rate as is actually charged to or incurred by such Participants in borrowing such money, where the Property is charged to the lender as security for the money borrowed or, where the money is borrowed or provided by such Participants without specific recourse to the Property as security, at a rate per annum equal to the Prime Rate plus 2%; and

                  (iii) all other charges and expenses usually made or incurred for a like operation and accounted for in accordance with generally accepted accounting principles and including, without limitation and without duplication, all Expenditures, Production Program Costs and Operating Costs incurred under the Agreement or by the joint venture.

                  For greater certainty, in determining Costs hereunder, outlays of a capital nature shall not be amortized.

3.                Calculation and Payment of Royalty

3.1               The Royalty shall be:

         (a) calculated and paid on a quarterly basis within 45 days after the end of each quarter of the Operating Year, based on the Net Profits for such quarter, and after deducting any credit from the payment of advance royalties, if any, as may be set forth in the Agreement. However, when calculating the required quarterly payments, a reasonable provision may be made for anticipated Costs for the remainder of the Operating Year; and

         (b) calculated by the Operator Participant, by each Participant as to its respective share of Royalty and each Participant and the Operator shall keep an account relating to its operations related to the Property.

3.2               The Royalty shall be payable as follows:

         (a) each payment of Royalty will be accompanied by an unaudited statement indicating the calculation of the Royalty hereunder in reasonable detail and the Holder will receive, within 3 months of the end of each Operating Year, an annual summary unaudited statement (an "Annual Statement") showing in reasonable detail the calculation of the Royalty for the last completed Operating Year and showing all credits and deductions added to or deducted from the amount due to the Holder;

         (b) the Holder will have 45 days from the time of receipt of the Annual Statement to question the accuracy thereof in writing and, failing such objection, the Annual Statement will be deemed to be correct and unimpeachable thereafter;

         (c) if the Annual Statement is questioned by the Holder, and if such questions cannot be resolved between the Holder and the Operator that prepared the Annual Statement, the Holder will have 12 months from the time of receipt of the Annual Statement to have such audited, which will initially be at the expense of the Holder;

         (d) the audited Annual Statement will be final and determinative of the calculation of the Royalty for the audited period and will be binding on the Holder and the party that prepared the Annual Statement and any overpayment of Royalty will be deducted from future payments of Royalty and any underpayment of Royalty will be paid to the Holder forthwith;

         (e) the costs of the audit will be borne by the Holder if the Annual Statement overstated the Royalty payable or understated the Royalty payable by not more than 1% and will be borne by the party that prepared the Annual Statement if such statement understated the Royalty payable by greater than 1%. If the party that prepared the Annual Statement is obligated to pay for the audit it will forthwith reimburse the Holder for any of the audit costs which it had paid; and

         (f) the Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment of the Royalty to it from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Operator's operations or procedures.







END